Exhibit 99.1

MacroPore Reports Six Month Operating Results

    San Diego/Frankfurt, August 13, 2001—MacroPore today reported its six-month operating results for the period ending June 30, 2001.

    Sales for the first six months of 2001 were $2.797 million, compared with $3.465 million for the same period last year, a decrease of 19%. The net loss for the first six months of 2001 was $5.556 million, compared with $4.417 million for the same period last year, an increase of 26%. The net loss, excluding the effects of the inventory provision, was $4.328 million or $0.29 per share for the first six months of 2001, compared with the net loss of $4.417 million or $1.14 per share for the same period of last year, a decrease of 2%.

    An overview of the key financial figures (in millions of dollars & US-GAAP):

	Six months ending June 30, 2001	Six months ending June 30, 2000	Percent Change
Sales	$2.797	$3.465	(19)%
Inventory Provision	$1.228	$-0-	N/A
Operating Expenses	$6.979	$3.041	129%
Stock based compensation	$0.508	$3.852	(87)%
EBITDA*	$(5.980)	$(4.378)	37%
Net loss	$(5.556)	$(4.417)	26%

*
Earnings before interest, tax, depreciation and amortization

    Issuer's information/explanatory remarks concerning this ad hoc announcement:

    The decrease in sales for the six months ended June 30, 2001 compared to the same period last year is primarily attributable to an initial inventory purchase by the Company's primary distributor, Medtronic Inc., in the six months ended June 30, 2000 and a decrease in sales of the Company's products for the six months ended June 30, 2001 due to a restructuring of Medtronic's sales force and the subsequent restructuring of the Company's marketing and sales departments to adapt to these changes.

    Keith Williams, President of Medtronic Neuro, Spinal & ENT divisions stated: "Customer usage of MacroPore's products increased 25% versus the same period last year and 18% versus the previous quarter. However, rebalancing of inventories resulted in Medtronic reducing its purchases from MacroPore. We expect that this rebalancing will be substantially completed by the end of this year and we expect that external sales growth will continue to be good."

    Peter Wehrly, Medtronic Division President, Interbody Technologies added that "MacroPore product sales by Medtronic, continue to grow and are improving monthly. We remain confident that this trend will continue; especially considering the recent FDA clearances of the Craniloc System and the MacroPore OS Spinal System, both of which represent substantial market opportunities and are the first resorbable products of their kind for cranial and spine applications."

    In addition, the Company experienced delays in several product introductions, in part due to a delay in negotiations with a potential orthopedic distributor. The product delays will negatively impact the original sales projection of $14.7 million for year 2001. The Company expects, however, that the net loss for the year 2001, excluding the inventory provision, will not change from the Company's original net loss projection of $11.7 million. Chris Calhoun, CEO of MacroPore, stated "We remain confident that sales trends will increase due the recent FDA clearance of the MacroPore OS Spinal System which represents a major milestone for MacroPore."

    MacroPore, Inc. is a leading developer and manufacturer of biodegradable surgical implants to aid in the reconstruction, repair and regeneration of bone. The company's implants are designed for use in spine, neurological, orthopedic, and craniofacial surgery and are distributed through Medtronic Sofamor Danek.

    For further information please contact:

    Ari Bisimis, CFO
    MacroPore, Inc.
    Ölmühlweg 33
    61462 Königstein
    Phone: +49-6174-2597 10
    Fax: +49-6174-2597 25
    email: abisimis@macropore.com

    When used in this press release and in other public statements by Macropore and the Company's officers, the words "may", "will", "expect", "anticipate", "continue", "forecast", "estimate", "project", "intend" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such uncertainties and risks include, but are not limited to, risks associated with management of growth and international operations, including the effects of currency fluctuations, variability of operating results, the commercial development of resorbable implants, competition, rapid or unexpected changes in technologies and fluctuations in demand for MacroPore's products. Additional uncertainties and risks that could cause actual results to differ materially from those in the Company's forward-looking statements are disclosed in the Company's periodic reports and other filings with the Frankfurt Stock Exchange and the Securities and Exchange Commission, including the Company's Report on Form 10, dated March 30, 2001, as amended. The release of forward-looking statements will not impose an obligation upon the Company to maintain or update these statements in the future. The Company assumes no responsibility to publicly release the results of any revision of forward-looking statements to reflect trends or circumstances after the date they are made or to reflect the occurrence of unanticipated events.